Exhibit 10.22

AMENDMENT NO. 1 TO THE
WATER PIK TECHNOLOGIES, INC.
1999 INCENTIVE PLAN

        This Amendment No. 1 ("Amendment") is entered into, and shall be effective as of November 1, 2003, by Water Pik Technologies, Inc., a Delaware corporation (the "Company"). This Amendment amends the Water Pik Technologies, Inc. 1999 Incentive Plan, which was adopted by the Board of Directors of the Company in connection with the Company's spin-off from Allegheny Teledyne Incorporated on November 29, 1999, and was approved by the Company's stockholders on May 4, 2000. The Water Pik Technologies, Inc. 1999 Incentive Plan, including any and all addendums and amendments through November 1, 2003, the date of this Amendment, is collectively referred to in this Amendment as, the "Plan." Capitalized terms used in this Amendment which are not defined in this Amendment shall have the meanings set forth in the Plan. The Plan is amended as follows:

        1.     The second sentence of Section 1.02 of Article I "Adoption and Term" of the Plan shall be replaced in its entirety by a new second sentence of Section 1.02 of Article I of the Plan to read as follows:

  "The Plan shall have a fixed term of ten years from the Effective Date, unless earlier terminated by action of the Board; provided, however, that the provisions of Articles VII, VIII, IX and X with respect to the performance-based awards to "covered employees" under Section 162(m) of the Code shall expire as of the fifth anniversary of the Effective Date."

        2.     Except as modified by the foregoing paragraph of this Amendment, all other provisions of the Plan shall remain unchanged and in full force and effect.

        This Amendment has been signed and delivered as of November 1, 2003.

WATER PIK TECHNOLOGIES, INC.
By:	/s/ MICHAEL P. HOOPIS Name: Michael P. Hoopis Title: President and Chief Executive Officer

By:	/s/ RICHARD D. TIPTON Name: Richard D. Tipton Title: Secretary